Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 1 to each of the registration statements (Nos. 333-31638, 333-116520, 333-38317, and 33-90026) on Form S-8 and registration statements (Nos. 333-125808 and 333-121172) on Form S-3 of Mercer International Inc. of our report dated January 31, 2003, relating to the consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows of Mercer International Inc. for the year ended December 31, 2002, which report is included in the Annual Report on Form 10-K for the year ended December 31, 2004, of Mercer International Inc.
/s/ Peterson Sullivan PLLC
March 13, 2006
Seattle, Washington